Exhibit 99.1

News Release

For Immediate Release

bioAffinity Technologies Announces Sheila Habib, MD and David Hill, MD Join the Company’s Scientific and Medical Advisory Board

SAN ANTONIO, TX – Nov. 10, 2022 –– bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW) announced Sheila Habib, MD, Director of Pulmonary Lung Nodule Clinic and the Lung Cancer Screening Program at the South Texas Veterans Health Care Systems’ Audie L. Murphy Memorial Veterans Hospital, and David Hill, MD, National Board Member of the American Lung Association and assistant clinical professor of medicine at Yale University School of Medicine, have joined the Company’s Scientific and Medical Advisory Board.

“Dr. Habib and Dr. Hill will join other members of our Scientific and Medical Advisory Board who provide independent expert advice and counsel on the Company’s research and development of innovative cancer diagnostics, including CyPath® Lung, a non-invasive test for the early detection of lung cancer,” bioAffinity President and CEO Maria Zannes said. “The caliber of the physicians and researchers who accepted our invitation on our Scientific and Medical Advisory Board will accelerate the work of our own scientists to bring breakthrough technology to the early diagnosis of cancer.”

“Dr. Hill and Dr. Habib will join other recognized leaders in the lung cancer field who are deeply involved in screening and early diagnosis when treatment options offer the best potential outcome,” said bioAffinity’s Chief Science and Medical Officer and Executive Vice President, Vivienne Rebel, MD, PhD. “We believe their groundbreaking work complements our mission to provide innovative products that have the potential to save thousands of lives every year.”

“Studies show that lung and bronchus cancers represent 20% of all cancers among our veteran population,” said Dr. Habib who is also an Assistant Professor at the University of Texas Health Science Center at San Antonio who specializes in pulmonary nodule management and lung cancer. “We also know that lung cancer is difficult to detect in its early stages and by the time our patients are symptomatic, treatment options are not as effective. A non-invasive, highly accurate and relatively low-cost assay like CyPath can change the paradigm for the diagnosis and treatment of lung cancer not just for veterans but for all patients.”

“bioAffinity’s test using fluorescence technology is a unique approach which can lead to earlier lung cancer diagnosis with better outcomes, while avoiding the morbidity and mortality of invasively evaluating non-cancerous lesions,” said Dr. Hill, who is director of clinical research at Waterbury Pulmonary Associates in addition to his positions at Yale and the American Lung Association. “The goal of screening is to identify lung cancers early when treatment can be curative, but most lung cancers are currently identified at a late stage when they become symptomatic and the prognosis of this disease is extremely poor.

“Currently, low-dose CT scans are indicated for lung cancer screening in a select group of patients with heavy smoking histories,” Dr. Hill said. “Unfortunately, these CT scan have a relatively high false-positive rate with small nodules of uncertain etiology and behavior being identified.”

CyPath® Lung is a non-invasive test that has shown 92% sensitivity and 87% specificity in detecting early-stage lung cancer in individuals at high risk for the disease who have lung nodules less than 20mm. The test is intended for use by physicians for patients who display a pulmonary nodule requiring follow-up.

Drs. Habib and Hill join Science and Medical Advisory Board Members Neil Alexis, PhD, Catherine Sears, MD, and Gerard Silvestri, MD.

●	Neil Alexis, PhD, Principal Investigator at the University of North Carolina School of Medicine Center for Environmental Medicine, Asthma and Lung Biology. Dr. Alexis focuses on the use of sputum as a primary sampling tool for measuring cellular, biochemical and genetic outcomes in the human airway. Dr. Alexis is a leading expert in the use of flow cytometry in the analysis of sputum.

●	Catherine Sears, MD, Assistant Professor of Medicine at Indiana University School of Medicine. Dr. Sears is a physician scientist whose laboratory focuses on the impact of DNA damage and repair on the development of smoking-related lung cancers and on treatment response. She co-chairs the pulmonary oncology and lung cancer screening programs at the Indianapolis VA Medical Center and her clinical and research interests focus on improving lung cancer screening and early lung cancer detection and treatment.

●	Gerard Silvestri, MD, MS, FCCP, Professor of Medicine and Lung Cancer Pulmonologist at the Medical University of South Carolina. Dr. Silvestri specializes in the evaluation, management and improvement of outcomes in lung cancer patients. He has experience in evaluating new technologies for the diagnosis and staging of lung cancer. His research includes screening for lung cancer, how patients should be diagnosed and staged with the disease, and how to evaluate new technologies needed to diagnose and treat these patients.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW) addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a non-invasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. Precision Pathology Services licensed and developed CyPath® Lung as a Laboratory Developed Test (LDT) and has begun test marketing in Southeast Texas. OncoSelect® Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts:

Company Contact:

Maria Zannes, President & Chief Executive Officer

mz@bioaffinitytech.com

Investor Relations Contact:

Tiberend Strategic Advisors, Inc.

Jonathan Nugent

jnugent@tiberend.com

or

David Irish

dirish@tiberend.com